Exhibit 99.1

Media Relations                        Investor Relations
Mike Jacobsen, APR                        Steve Virostek
+1-330-490-3796                        +1-330-490-6319
michael.jacobsen@dieboldnixdorf.com         steve.virostek@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:
Sept. 10, 2018

DIEBOLD NIXDORF APPOINTS BRUCE BESANKO TO BOARD OF DIRECTORS
NORTH CANTON, Ohio -- Diebold Nixdorf (NYSE: DBD) today announced the appointment of Bruce H. Besanko, a retail industry veteran with a history of financial leadership positions, to the company's board of directors as an independent director. Effective immediately, Besanko will serve on the board's finance committee and will replace outgoing director Rajesh K. Soin, who was first elected to Diebold, Incorporated’s board of directors in 2012.
Besanko is currently the chief financial officer of Kohl’s Corporation (NYSE: KSS), a national retailer. Prior to that, he spent four years with SUPERVALU (NYSE: SVU), a national food retailer, in financial leadership roles, including chief operating officer and chief financial officer, as well as five years as chief financial officer and chief administrative officer for OfficeMax. In addition to his business experience, Besanko served 26 years in the U.S. Air Force where he rose to the rank of Lieutenant Colonel.
"We are delighted to add a person of Bruce's financial acumen and operational experience to the company's board of directors," said Gary G. Greenfield, Diebold Nixdorf non-executive chairman of the board. "His leadership in the retail industry, and in particular his skill set as a financial executive, will be invaluable as we continue to execute on our DN Now program, realize planned cost savings and deleverage our balance sheet going forward. We would like to thank Rajesh for his contributions to the board and several years of service to the company.”

About Diebold Nixdorf
Diebold Nixdorf (NYSE:DBD) is a world leader in enabling connected commerce for millions of consumers each day across the financial and retail industries. Its software-defined solutions bridge the physical and digital worlds of cash and consumer transactions conveniently, securely and efficiently. As an innovation partner for nearly all of the world's top 100 financial institutions and a majority of the top 25 global retailers, Diebold Nixdorf delivers unparalleled services and technology that are essential to evolve in an 'always on' and changing consumer landscape.
Diebold Nixdorf has a presence in more than 130 countries with approximately 23,000 employees worldwide. The organization is headquartered in North Canton, Ohio, USA.  Visit www.DieboldNixdorf.com for more information.